Exhibit 10.4
LIBERTY GLOBAL, INC.
FORM OF
VERIFICATION OF INCENTIVE AWARD TERMS
Grantee:
Maximum Award Achievable: $
Date: As of May 1, 2008
     1. Grant of Award. The Compensation Committee (the “Committee”) of the Board of Directors of Liberty Global, Inc. (the “Company”) has granted to                      (“Grantee”), the above specified maximum achievable award (“Maximum Award”), subject to the conditions and restrictions set forth in this Verification of Incentive Award Terms (the “Award Agreement”). This Award Agreement is granted as a Performance Award within the meaning of the Liberty Global, Inc. 2005 Incentive Plan (the “LGI Incentive Plan”), the terms of which are incorporated herein by reference. To the extent provided in or under this Award Agreement, Grantee’s ability to receive any amount up to the Maximum Award is further subject to certain terms and conditions incorporated in this Award Agreement from the Company’s Senior Executive Performance Incentive Plan (as amended and restated effective May 2, 2007) (the “Performance Plan”), amendments thereto and applicable rules and regulations adopted by the Committee from time to time thereunder. Capitalized terms used in this Award Agreement and not otherwise defined herein have the meaning ascribed thereto in the LGI Incentive Plan and the Performance Plan.
     2. Restrictions/Performance Goals. The portion, if any, of the Maximum Award that Grantee will be eligible to receive (the “Earned Award”) will be determined by the Committee, subject to the following terms and conditions:
     (a) Performance Period. For purposes of this Award Agreement, the Performance Period means the period from April 1, 2008 through December 31, 2008.
     (b) Base Objective. Subject to the other provisions of this Award Agreement, for Grantee to earn any portion of his Maximum Award, the Company’s OCF for the Performance Period must be at least 110% of the Company’s Rebased OCF for the period from April 1, 2007 through December 31, 2007. For purposes of this Award, OCF is to be determined in accordance with the definition used for purposes of the Company’s 2007 Form 10-K, and “Rebased OCF” shall be determined in accordance with the Company’s publicly disclosed rebasing methodology.
     (c) Service During the Performance Period. Except as set forth below in this Section 2(c), Grantee’s ability to earn any portion of the Maximum Award is subject to Grantee’s continuous employment with the Company and its Subsidiaries through the end of the Performance Period and in the event of Termination of Employment prior to the end of the Performance Period Grantee shall forfeit any rights hereunder. If Termination of Employment occurs during the Performance Period due to death, then Grantee’s beneficiary or his estate will be entitled to an amount equal to a pro rata portion of his Maximum Award based on the number of full days Grantee was an employee during the period from January 1, 2007 through December

31, 2008, discounted to the present value thereof on the date payment is made. If Termination of Employment occurs during the Performance Period due to Disability, Grantee will retain the right to earn a pro-rata portion of his Maximum Award. The amount of his Earned Award will be determined in accordance with paragraph 2(d) of this Award Agreement and will be prorated based on the number of full days Grantee was an employee during the period from January 1, 2007 through December 31, 2008. The prorated portion of the Earned Award will be discounted to the present value thereof on the date payment is made. In calculating the discounted payment, the prorated portion of the Maximum Award (in the case of death) or the Earned Award (in the case of Disability) will be deemed to have been payable in equal installments on each Payment Date during the Service Period and each such installment shall be discounted to the actual date of payment at the applicable Discount Rate. Such discounted prorated amount will be paid in a lump sum on March 15, 2009, in cash, Unrestricted Plan Shares (valued at the Fair Market Value of a share of the applicable series of Common Stock on the date of payment) or a combination thereof as the Committee may determine. If Termination of Employment occurs during the Performance Period due to termination of Grantee by the Company or any of its Subsidiaries without Cause or resignation by Grantee for Good Reason, then if the Committee so determines in its sole discretion, Grantee may receive a payment hereunder in such amount and payable in such form as the Committee may determine, to be paid on March 15, 2009, provided that in no event shall the amount or terms of such payment be more favorable to Grantee than if his employment had terminated due to Disability.
     (d) Determination of the Earned Award. If the Base Objective is achieved and subject to the other provisions of this Award Agreement, the amount of the Earned Award will equal the Maximum Award or such lower amount (including zero) as the Committee may, in its discretion, determine based upon its assessment of the Company’s and Grantee’s respective overall performances; provided that the amount of Grantee’s Earned Award so determined by the Committee may not be less than the amount that Grantee would have earned as an “Earned Award” had his Maximum Award been granted under the Performance Plan, taking into account the terms of the Performance Plan, including the provisions of Section 2.2 thereof regarding Company and individual performance requirements.
     (e) Forfeiture; Acceleration. The payment of the full amount of Grantee’s Earned Award, if any, is subject to Grantee’s continuous employment with the Company and its Subsidiaries through September 30, 2011, in each case with a minimum specified Annual Performance Rating of 3.0, except as provided below. Sections 3.3, 4.2, 4.3 and 4.4 of the Performance Plan will be applied in determining the circumstances under which and, if applicable, how much of, the unpaid or unvested balance of the Earned Award will be forfeited or the payment or vesting of which will be accelerated.
     3. Method/Timing of Payment. Payment of Grantee’s Earned Award, if any, will be made in (a) an award of Restricted Shares of Series A Common Stock and Series C Common Stock (“Restricted Plan Shares”), which may be in the form of restricted share units until the shares covered thereby vest and are issued, (b) unrestricted shares of Series A Common Stock and Series C Common Stock, (c) cash, or (d) any combination of the foregoing, as elected by the Committee in its discretion and subject to limitations equivalent to those in Section 3.1 of the Performance Plan. Payments in cash or unrestricted shares will be made, and vesting of Restricted Plan Shares will occur, generally in equal semi-annual installments on each March 31 and September 30, commencing March 31, 2009 and ending September 30, 2011, subject to forfeiture or acceleration as provided in paragraph 2(e) above, and except that the Committee will have the same discretion with respect to the issuance and vesting of Restricted Plan Shares as provided in Section 3.2 of the Performance Plan. Settlement of Restricted Plan Shares that vest in accordance with the foregoing shall be made as soon as administratively practicable after vesting, but in no event later than March 15 of the calendar year immediately following the calendar year in which vesting occurs. Except where Grantee’s Termination of Employment is due to death or Disability, the accelerated payment of any portion of Grantee’s Maximum Award or Earned Award and the accelerated vesting of Restricted Plan Shares contemplated or permitted by paragraph 2(c) hereof or Section 4.2 of the Performance Plan shall be contingent upon execution by Grantee of a general release, non-solicitation agreement and confidentiality agreement and, if the Committee in its discretion so requires, a noncompetition agreement, in each case in favor of the Company and its Subsidiaries and in substance and form approved by the Committee.
     4. Taxes; Recoupment.
     (a) The obligations, if any, of the Company to deliver shares of Common Stock or pay cash to Grantee pursuant to this Award Agreement shall be subject to applicable national, federal, state and local tax withholding requirements, which the Company may satisfy through withholding of shares otherwise issuable or then vesting, or deduction from any payment of any kind otherwise due, to Grantee.
     (b) If the Company’s consolidated financial statements for any of the years ended December 31, 2006, 2007 or 2008 are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and the Committee determines that if the financial results had been properly reported the portion of the Maximum Award earned by Grantee would have been lower than Grantee’s Earned Award, then Grantee shall be required to refund and/or forfeit the excess amount of his Earned Award. The Committee will determine the amount required to be refunded and the amount forfeited in a manner consistent with Section 5.2 of the Performance Plan.
     5. Employment.
     (a) Nothing contained herein shall confer upon Grantee any right to continued employment by the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment, with or without cause, to increase or decrease Grantee’s compensation from the rate in effect at the date hereof, or to change Grantee’s title or duties.
     (b) Any amounts earned by Grantee with respect to Grantee’s Earned Award hereunder is special incentive compensation that will not be taken into account, in any manner, as salary, earnings, compensation, bonus or benefits, in determining the amount of any payment under any pension, retirement, profit sharing, 401(k), life insurance, salary continuation, severance or other employee benefit plan, program or policy of the Company or any of its Subsidiaries or any employment agreement or arrangement with Grantee.

     (c) It is a condition of this Award Agreement that, in the event of Termination of Employment for whatever reason, whether lawful or not, including in circumstances which could give rise to a claim for wrongful and/or unfair dismissal (whether or not it is known at the time of Termination of Employment that such a claim may ensue), Grantee will not by virtue of such Termination of Employment, subject to Section 4.2 and 4.3 of the Performance Plan as incorporated herein, become entitled to any damages or severance or any additional amount of damages or severance in respect of any rights or expectations of whatsoever nature Grantee may have under this Award Agreement. Notwithstanding any other provision of this Award Agreement, no amount earned with respect to this Award Agreement will form part of Grantee’s entitlement to remuneration or benefits pursuant to Grantee’s employment agreement or arrangement, if any. The rights and obligations of Grantee under the terms of any employment agreement will not be enhanced hereby.
     (d) In the event of any inconsistency between the terms of this Award Agreement or of the terms of the Performance Plan incorporated herein and any employment, severance or other agreement with Grantee, the terms of this Award Agreement and of the Performance Plan shall control. In the event of any inconsistency between the terms of this Award Agreement and the terms of the Performance Plan, the terms of this Award Agreement shall control.
     6. No Right to Further Awards. Nothing contained herein shall confer upon Grantee any right to or eligibility to receive any award under the Performance Plan, the LGI Incentive Plan or any other compensatory plan that the Company or its Subsidiaries may determine to implement in the future.
     7. Nontransferability. During Grantee’s lifetime, no right or benefit of Grantee under this Award Agreement shall be transferable (voluntarily or involuntarily) other than pursuant to a Domestic Relations Order. Grantee may designate a beneficiary or beneficiaries to whom Grantee’s applicable rights or benefits to an Earned Award will pass upon Grantee’s death and may change such designation from time to time by delivering a written notice of designation of beneficiary or beneficiaries to the Secretary of the Company, provided that no such designation will be effective unless so delivered prior to the death of Grantee. If no such designation is made or if the designated beneficiary does not survive Grantee’s death, then Grantee’s applicable rights or benefits will pass by will or the laws of descent or distribution.
     8. Company Rights. Nothing contained herein shall affect in any way the right or power of the Company or its stockholders to accomplish any corporate act.
     9. Jurisdiction; Waiver of Jury Trial; Governing Law. Grantee’s acceptance hereof shall evidence Grantee’s consent to the exclusive jurisdiction and venue of the U.S. federal court or Colorado state courts located in Denver, Colorado in any action to construe this Award Agreement or the relevant provisions of the Performance Plan, consent to the personal jurisdiction of any such court, waiver of any defense of inconvenient forum or similar defenses and waiver of any right to a trial by jury in such action. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

     10. Amendment and Termination. The Committee may at any time and from time to time alter, amend, suspend or terminate this Award Agreement and/or the provisions of the Performance Plan incorporated by reference herein, subject to the limitations of Section 6.5 of the Performance Plan.
     11. LGI Incentive Plan. This Award Agreement is being entered into pursuant to the LGI Incentive Plan and will be governed by and construed in accordance with the LGI Incentive Plan, including, without limitation, Sections 11.12 (Unfunded Plan) and 11.14 (Accounts), and administrative interpretations of the Committee under the LGI Incentive Plan. Notwithstanding the foregoing, in the event of any conflict between the express terms of this Award Agreement (including the provisions of the Performance Plan incorporated by reference herein) and the LGI Incentive Plan, the terms of this Award Agreement will control.
     12. Entire Agreement. This Award Agreement, the Performance Plan, the LGI Incentive Plan and the rules and procedures, including additional objectives, adopted from time to time by the Committee contain all the provisions applicable to Grantee’s rights hereunder, and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by the Chairman of the Committee and delivered to Grantee.
     13. Grantee Acceptance. Grantee’s signature below shall signify acceptance hereof and consent to all the terms and conditions of this Award Agreement. If Grantee fails to execute and deliver this Award Agreement to the Secretary of the Company by                     , this Award Agreement shall be null and void.

LIBERTY GLOBAL, INC.

By:
Name:

Title:

ACCEPTED:

Grantee:

Address:

City/State/County:

Social Security/Payroll Number:

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